SCHEDULE A

Directors and Executive Officers of AMTD Group Inc.

The names of the directors and the names and titles of the executive officers of AMTD Group Inc. and their principal occupations are set forth below. Except as stated otherwise below, the business address of the directors and executive officers is c/o AMTD Group Inc., 66 rue Jean-Jacques Rousseau 75001 Paris, France.

Name	Position with AMTD Group Inc.	Present Principal Occupation	Citizenship	Shares Beneficially Owned
Directors:
Marcellus Wong	Director	*	British	-
Feridun Hamdullahpur(1)	Director	*	Canadian	-
Executive Officers:
Xavier Zee	Chief Financial Officer	*	Chinese	-

*	The principal occupation is the same as his/her position with AMTD Group Inc.
(1)	The business address of Dr. Feridun Hamdullahpur is 66 rue Jean-Jacques Rousseau 75001 Paris, France.

Directors and Executive Officers of AMTD Assets Alpha Group

The name of the director of AMTD Alpha Group and his principal occupation are set forth below. The business address of the director is c/o AMTD Assets Alpha Group, 66 rue Jean-Jacques Rousseau 75001 Paris, France.

Name	Position with AMTD Assets Alpha Group	Present Principal Occupation	Citizenship	Shares Beneficially Owned
Directors:
Feridun Hamdullahpur(1)	Director	*	Canadian	-

*	The principal occupation is the same as his/her position with AMTD Assets Alpha Group.
(1)	The business address of Dr. Feridun Hamdullahpur is 66 rue Jean-Jacques Rousseau 75001 Paris, France.